As filed with the Securities and Exchange Commission on July 3, 2024
Registration No. 333-280283
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
HCM II Acquisition Corp.
(Exact name of registrant as specified in its charter)
Cayman Islands	6770	98-1785406
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
100 First Stamford Place, Suite 330
Stamford, CT 06902
(203) 930-2200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Shawn Matthews
Chairman and Chief Executive Officer
100 First Stamford Place, Suite 330
Stamford, CT 06902
(203) 930-2200
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Kevin E. Manz King & Spalding LLP 1185 Avenue of the Americas, 34th Floor New York, NY 10036 (212) 556-2100 (212) 556-2222 — Facsimile	Douglas S. Ellenoff Stuart Neuhauser Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, New York 10105 (212) 370-1300
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This amendment is being filed solely to file certain exhibits to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.	Other Expenses of Issuance and Distribution.
The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:
Legal fees and expenses	350,000
Printing and engraving expenses	40,000
Trustee fees and expenses	40,000
Accounting fees and expenses	68,000
SEC/FINRA expenses	108,307
Travel and road show expenses	7,000
Nasdaq listing fees	80,000
Miscellaneous	56,693
Total	$750,000
Item 14.	Indemnification of Directors and Officers.
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We will enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 15.	Recent Sales of Unregistered Securities.
On April 3, 2024, HCM Investor Holdings II, LLC, our sponsor, paid $25,000, or approximately $0.004 per share, to cover certain of our offering costs in exchange for 5,750,000 Class B ordinary shares. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The number of founder shares outstanding was determined based on the expectation that the total size of this offering would be a maximum of 23,000,000 units if the underwriters’ over-allotment option is exercised in full and therefore that such founder shares would represent 20% of the outstanding shares after this offering. Up to 750,000 of these shares will be surrendered for no consideration depending on the extent to which the underwriters’ over-allotment is exercised.
Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D. Each of the equity holders in our sponsor is an accredited investor under Rule 501 of Regulation D. The sole business of our sponsor is to act as the company’s sponsor in connection with this offering. The limited liability company agreement of our sponsor provides that its membership interests may only be transferred to our officers or directors or other persons affiliated with our sponsor, or in connection with estate planning transfers.

Our sponsor and Cantor Fitzgerald & Co., the representative of the underwriters, have committed, pursuant to written agreements, to purchase from us an aggregate of 6,000,000 private placement warrants (whether or not the underwriters’ over-allotment option is exercised in full) at $1.00 per warrant (for an aggregate purchase price of $6,000,000 (whether or not the underwriters’ over-allotment option is exercised in full)). Of those 6,000,000 private placement warrants, our sponsor has agreed to purchase 4,000,000 warrants and Cantor Fitzgerald & Co. has agreed to purchase 2,000,000 warrants. The private placement warrants will also be worthless if we do not complete our initial business combination. This purchase will take place on a private placement basis simultaneously with the completion of our initial public offering. This issuance will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
No underwriting discounts or commissions were paid with respect to such sales.
Item 16.	Exhibits and Financial Statement Schedules.
Exhibit Index
Exhibit No.	Description
1.1†	Form of Underwriting Agreement.
3.1†	Memorandum and Articles of Association.
3.2†	Form of Amended and Restated Memorandum and Articles of Association.
4.1†	Specimen Unit Certificate.
4.2†	Specimen Ordinary Share Certificate.
4.3†	Specimen Warrant Certificate (included as an exhibit to Exhibit 4.4).
4.4†	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.
5.1†	Opinion of King & Spalding LLP.
5.2†	Opinion of Maples and Calder (Cayman) LLP, Cayman Islands counsel to the Registrant.
10.1†	Form of Letter Agreement among the Registrant, HCM Investor Holdings II, LLC and each of the officers and directors of the Registrant.
10.2†	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.
10.3†	Form of Registration Rights Agreement among the Registrant, HCM Investor Holdings II, LLC and the Holders signatory thereto.
10.4†	Form of Private Placement Warrants Purchase Agreement between the Registrant and HCM Investor Holdings II, LLC.
10.5†	Form of Private Placement Warrants Purchase Agreement between the Registrant and Cantor Fitzgerald & Co.
10.6†	Form of Indemnity Agreement.
10.7*	Promissory Note, dated April 4, 2024, issued to HCM Investor Holdings II, LLC.
10.8*	Securities Subscription Agreement, dated April 4, 2024, between HCM Investor Holdings II, LLC and the Registrant.
10.9†	Form of Administrative Services Agreement.
14.1†	Form of Code of Ethics.
23.1*	Consent of Withum Smith+Brown, PC.
23.2†	Consent of Ellenoff Grossman & Schole LLP (included on Exhibit 5.1).
23.3†	Consent of Maples and Calder (Cayman) LLP (included on Exhibit 5.2).
24.1†	Power of Attorney (included on the signature page of the initial filing).
99.1†	Audit Committee Charter.
99.2†	Compensation Committee Charter.
99.3†	Consent of Andrew Brenner to be named as director nominee.
99.4†	Consent of Michael J. Connor to be named as director nominee.
99.5†	Consent of Jacob Loveless to be named as director nominee.
107*	Filing Fee Table.
*	Filed previously.
**	To be filed.
†	Filed herewith.

Item 17.	Undertakings.
(a)
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:
(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
For the purpose of determining liability under the Securities Act of 1933 of any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)
For the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;
(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 3rd day of July, 2024.
HCM II Acquisition Corp.

By:	/s/ Shawn Matthews
Name:	Shawn Matthews
Title:	Chief Executive Officer
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Shawn Matthews and Steven Bischoff his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement and any and all registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
Name	Position	Date

/s/ Shawn Matthews	Chief Executive Officer and Chairman (principal executive officer)	July 3, 2024
Shawn Matthews

/s/ Steven Bischoff	Chief Financial Officer (principal financial and accounting officer)	July 3, 2024
Steven Bischoff

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of HCM II Acquisition Corp., in New York, New York, on the 3rd day of July, 2024.
By:	/s/ Shawn Matthews
Name:	Shawn Matthews
Title:	Chief Executive Officer